Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

1347 Capital Corp.

Itasca, Illinois

We hereby consent to the use in the proxy statement/prospectus/information statement constituting a part of this Registration Statement on Form S-4 of our report dated March 21, 2016, relating to the financial statements of 1347 Capital Corp., which is contained in that proxy statement/prospectus/information statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus/information statement.

/s/ BDO USA, LLP

Grand Rapids, Michigan

June 8, 2016